Exhibit 10.19

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”), dated as of December 16, 2023 (the “Effective Date”), is made between JFrog Ltd. an Israeli limited liability company with an address of 270 E. Caribbean Dr., Sunnyvale, CA 94089 (the “Company”), and Jacob Shulman (“Executive”).

WHEREAS, Executive is currently employed by the Company as its Chief Financial Officer, pursuant to that certain Confirmatory Employment Letter between Executive and JFrog, Inc., the Company’s wholly-owned U.S. subsidiary (the “Subsidiary”), dated September 1, 2020 (the “Employment Agreement”);

WHEREAS, Executive and the Subsidiary entered into an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, dated April 6, 2018 (the “Confidentiality Agreement”);

WHEREAS, Executive and the Subsidiary entered into a Change in Control and Severance Agreement, dated September 1, 2020 (the “Severance Agreement”);

WHEREAS, Executive intends to depart from the Company effective December 31, 2023 (the “Termination Date”); and

WHEREAS, in order to facilitate an orderly transition to a successor chief financial officer of the Company (the “Successor”), the Company desires to engage Executive as an independent contractor after the Termination Date to perform certain strategic advisory and consulting services (as described in Section 1.1 hereof, the “Services”).

NOW, THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the parties hereto agree as follows:

ARTICLE ONE

CONSULTING SERVICES

1.1 Services to be Performed by Executive. The Company hereby engages Executive, and Executive hereby accepts such engagement, to provide the following Services to the Company on the terms and conditions set forth in this Agreement: Executive will provide strategic advisory and consulting services to the Successor, the Chief Executive Officer and other senior executives of the Company and the members of the Company’s Board of Directors, as agreed between the Company and Executive, including with respect to form of deliverables and timing.

1.2 Termination of Employment. The Executive and Company hereby agree that Executive shall resign from the position of the Company’s Chief Financial Officer and all other positions he holds with the company and its affiliated entities, effective at the close of business on December 31, 2023.

ARTICLE TWO

COVENANTS AND WARRANTIES

2.1 Covenants of Chief Financial Officer. Executive agrees and covenants that:

(a)
Executive shall perform all Services in a timely and diligent manner;

(b)
Executive shall continue to comply with the applicable covenants contained in the Confidentiality Agreement;

(c)
Executive shall comply with all obligations contained in this Agreement, including Article Six and the attached Exhibit B;

(d)
Immediately following the Termination Date, Executive shall automatically cease to hold his position as Chief Financial Officer of the Company and any and all positions that he holds with Company entities, including any board-related positions, and Executive shall cooperate with the Company in taking such actions and signing such documentation as reasonably requested to accomplish same;

(e)
Immediately following the Termination Date, the Employment Agreement and Severance Agreement will be null and void and of no further force or effect; and

(f)
Following the Termination Date, Executive shall sign a release in the form set forth as Exhibit C attached hereto, on the terms set forth therein.

2.2 Non-Solicitation. During the term of the Agreement and the twelve (12) months following the termination of Executive’s employment for any reason, to the fullest extent permitted under applicable law, Executive agrees that he will not directly or indirectly solicit any of JFrog’s employees to leave their employment at JFrog. Executive also agrees that nothing in this paragraph shall affect his continuing obligations under this Agreement during and after this twelve (12) month period. Executive separately agrees that he will never use confidential information of the Company to directly or indirectly solicit any service provider to the Company to cease their provision of services to the Company.

ARTICLE THREE

COMPENSATION

3.1 Compensation; No Additional Payments or Benefits.

(a)
Acceleration of Vesting of Equity. During the term of his employment, Executive received an award of restricted share units of the Company as set forth in Exhibit A hereto, granted on May 15, 2023 (the “RSU Award”), with such RSU Award subject to the terms and conditions of the JFrog Ltd. 2020 Share Incentive Plan (the “2020 Plan”) and a notice and award agreement thereunder between the Company and Executive (collectively, the “RSU Documents”). As consideration for Executive’s Services hereunder and the mutual promises contained herein, including those contained in Article Six and Exhibits B and C hereto, the

Company agrees that 31,827 of the unvested and outstanding restricted share units subject to the RSU Award shall automatically accelerate and fully vest as of the Effective Date of the releases in Exhibit C and the remaining shares units subject to the RSU Award shall terminate without payment of further consideration. For avoidance of doubt, the forfeiture of the 31,827 restricted share units shall be tolled so that they can be accelerated on the effective date of the releases in Exhibit C but if such releases are not effective by January 31, 2024, such restricted share units shall be forfeited on such date. Except as amended hereby, the RSU Award shall remain subject to the terms of the RSU Documents.

(b)
Post-Termination Exercise Period. During the term of his employment, Executive received certain awards of options to purchase ordinary shares of the Company as set forth in Exhibit A hereto, granted on July 31, 2018, February 3, 2020, and July 29, 2020, respectively (the “Option Awards”), with each such Option Award subject to the terms and conditions of the JFrog Ltd. 2011 Share Incentive Plan (the “2011 Plan”) and a notice and award agreement thereunder between the Company and Executive (collectively, the “Option Documents”). The parties agree that under the current terms of the Option Documents, which have not been modified by this Agreement, the post-termination exercise period of each vested Option Award will continue until (i) the 90th day after Executive ceases to be a service provider to the Company, including through the provision of Services under this Agreement or (ii) such earlier termination date as set forth in the 2011 Plan, in connection with a merger or sale of the Company.

(c)
All unvested shares subject to the Option Awards and all other equity awards held by Executive will terminate on the Termination Date, unless otherwise set forth in this Agreement, and return to the share reserve of the 2020 Plan.

(d)
Except as expressly provided herein, nothing in this Agreement is intended to alter the terms of any Awards.

(e)
The Company agrees that as long as Executive is providing Services under the Agreement, he will be eligible for the remainder of the 2023 payment of an annual incentive for the fiscal year of 2023, subject to the determination of and approval of the amount of such annual incentive by the Company’s Board of Directors.

(f)
Executive acknowledges and agrees that the accelerated vesting, the delayed start of the post-termination exercise periods for any Awards provided hereunder, and the potential annual incentive to be paid under Section 3.1(e) are the only compensation that he will receive for his Services under this Agreement and Executive acknowledges and agrees that he is not entitled to any payments or benefits under the Employment Agreement or the Severance Agreement.

3.2 Out-of-Pocket Expenses. The Company will reimburse Executive for any and all reasonable and documented out-of-pocket expenses (including travel, if any, on a pre-approved basis) incurred by Executive in connection with Executive’s performance of the Services hereunder so long as such expenses are in accordance with the Company’s expense policies.

ARTICLE FOUR

INDEPENDENT CONTRACTOR

4.1 Executive shall be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Executive and the Company for any purpose. Executive shall have no authority (and shall not hold himself out as having authority) to bind the Company and shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 After the Termination Date, Executive will not be eligible under this Agreement or otherwise to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company (or any of its affiliates) to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Executive’s behalf. Executive shall be responsible for all such taxes or contributions, including penalties and interest.

ARTICLE FIVE

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall commence on January 1, 2024 and shall continue through December 31, 2024.

5.2 Termination. The Company may terminate this Agreement upon giving Consultant fourteen (14) days prior written notice of such termination pursuant to Section 7.8 of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

5.3 Effect of Termination. Upon the expiration or termination of this Agreement, each party shall be released from all obligations hereunder except those arising under Articles Two, Six and Seven. Upon the termination of this Agreement, Executive shall promptly surrender and deliver to the Company all documents and materials of any nature provided to Executive by the Company and any other documents or materials of any nature from any source pertaining to Executive’s performance of Services hereunder. Executive shall have no claim against the Company for lost profits or any other damages that may arise as a result of termination.

ARTICLE SIX

Nondisclosure ANd Developments

6.1 Executive acknowledges that during the term of the Agreement, he will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company. As a result, to protect the Company’s substantial investment of time and money in the creation and maintenance of its confidential information and goodwill with its customers, clients, and collaborators, this Agreement is contingent upon Executive’s signing the Company’s

Mutual Non-Disclosure Agreement contained in Exhibit B hereto (the “NDA Agreement”) and his continued willingness to abide by its terms. Executive acknowledges and agrees that the promises contained in the NDA Agreement are in addition to any covenants relating to the same or similar conduct in the Confidentiality Agreement.

ARTICLE SEVEN

MISCELLANEOUS

7.1 Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.2 Entire Agreement. This Agreement (including the Exhibits hereto), together with the Confidentiality Agreement, the Option Documents and the RSU Documents (as amended hereby), constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties (whether written or oral) relating to said subject matter, including, but not limited to, the Employment Agreement and the Severance Agreement. For the avoidance of any doubt, nothing in this Agreement or any exhibit, including the NDA Agreement, is intended to supersede or alter any post-termination obligation that Executive may owe to Company pursuant to the restrictive covenants contained in his Confidentiality Agreement.

7.3 Amendments. This Agreement may not be released, discharged, amended, or modified in any manner except by an instrument in writing signed by Executive and a duly authorized officer of the Company.

7.4 Assignment. The Company has specifically contracted for the services of Executive and, therefore, Executive may not assign or delegate his obligations under this Agreement, either in whole or in part, without the prior written consent of the Company. Any purported assignment in contravention to the terms here of shall be null and void from the beginning.

7.5 Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all parties notwithstanding that each of the parties may have signed different counterparts.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without respect to conflict of laws provisions thereof, and the parties hereby submit to the jurisdiction of the courts of the State of California.

7.8 Notices. Each party giving any notice or making any request, demand or other material communication pursuant to this Agreement shall give such notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (i) personal delivery, (ii) registered or certified mail, (iii) nationally recognized courier (with all fees prepaid), or (iv) via email. Any such notices required or permitted hereunder sent via methods (ii) or (iii) shall be sent to the respective addresses set forth above, or any other address as any party shall specify in writing from time to time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the dates below.

JFROG LTD. By: Name: Title: Date:	EXECUTIVE Jacob Shulman Date:

EXHIBIT A

AWARDS

Grant Date	Grant Type	Number of Shares Granted	Acceleration Amount	Outstanding & Vested as of Termination of Employment*
5/15/2023	RSU	218,245	31,827	31,827
2/3/2020	ISO	9,113	N/A	N/A
2/3/2020	NSO	40,887	N/A	27,500
7/29/2020	ISO	2,704	N/A	1,757
7/29/2020	NSO	82,296	N/A	53,492
7/31/2018	ISO	210,075	N/A	84,030
7/31/2018	NSO	514,925	N/A	211,955

*RSU shares vesting is contingent on the effectiveness of release; no modifications to any options have been made by this Agreement.

EXHIBIT B

NDA AGREEMENT

This JFrog Mutual Non-Disclosure Agreement (the “Agreement”) is entered into as of the Effective Date by and between the JFrog entity defined below (“JFrog”), on behalf of itself and its Affiliates, and Counterparty, on behalf of itself and its Affiliates. JFrog and Counterparty may be referred to in this Agreement, individually as “Party” and collectively as “Parties”. “Affiliate” means any entity that controls, is controlled by, or is under common control with a Party, where “control” means the ownership of at least fifty percent (50%) of the voting interests of such entity or the powers to direct or cause the direction of the management and policies of such entity whether by contract or otherwise.

“Counterparty”	Full legal name:
Postal address for legal notices:
Email address for legal notices:
“Effective Date”

WHEREAS, the Parties wish to pursue a business opportunity of mutual interest (the “Purpose”) and, in connection with the Purpose, each Party may disclose (“Discloser”) to the other Party (“Recipient”) certain Confidential Information (as defined below) subject to and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual undertakings and promises contained in this Agreement, the Parties hereby agree as follows:

1.
Definition. “Confidential Information” means any information and intellectual property of Discloser, whether written, other tangible form or verbal, that is disclosed to or observed by Recipient in connection with the Purpose, which at the time of disclosure is marked as being “Confidential” or “Proprietary” or is reasonably identifiable as confidential given the nature of the information or the circumstances of disclosure. Confidential Information may include, but is not limited to, ideas, inventions, procedures, processes, specifications, software, computer programs, trade secrets, know-how, methods, business plans, financial data and analyses, financial forecasts, marketing plans, roadmaps, customer and supplier information, drawings, models or other intellectual property. Confidential Information also includes third-party confidential information disclosed to Recipient by Discloser. Confidential Information shall not include any information that Recipient can demonstrate by its written records that: (i) was already known to Recipient at the time of disclosure; (ii) is independently developed by or for Recipient without reference to or use of Discloser’s Confidential Information; (iii) is obtained from a third party without a breach of confidentiality obligations; or (iv) is or becomes publicly known or generally available to the public without Recipient’s breach of this Agreement.
2.
Use of Confidential Information. Recipient shall: (i) protect Discloser’s Confidential Information using the same degree of care Recipient uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care; (ii) use, copy, retain and disclose Confidential Information solely for the Purpose or as permitted in this Agreement; (iii) only disclose Confidential Information to its Affiliates, employees, officers, directors, agents, contractors, professional advisors, service providers or consultants (collectively, “Representatives”) who (A) “need to know” the Confidential Information in connection with the Purpose and (B) are bound by confidentiality obligations no less stringent than those in this Agreement; and (iv) not reverse engineer, disassemble, decompile nor remove proprietary markings from Confidential Information without Discloser’s prior written consent. Recipient shall be liable for any breach of this Agreement by its Representatives.
3.
Compelled Disclosure. Recipient may disclose Confidential Information to the extent required by applicable law, regulatory authority, or a court of competent jurisdiction (“Compelled Disclosure”), provided that Recipient (i) gives prompt written notice to Discloser of such Compelled Disclosure when legally permissible; (ii) reasonably cooperates with Discloser in seeking a protective order or otherwise preventing or restricting such disclosure; and (iii) only discloses that portion of Confidential Information required to comply with the Compelled Disclosure.
4.
Breach. Recipient shall (i) promptly notify Discloser of any breach of this Agreement committed by Recipient or any person to whom the Recipient has disclosed Confidential Information, and (ii) reasonably cooperate with Discloser in seeking a protective order and/or otherwise preventing and/or restricting any further disclosure of such Confidential Information.
5.
Ownership. All Confidential Information is and shall remain the property of Discloser. No license or other right to Confidential Information is granted or implied under this Agreement.
6.
Return of Confidential Information. Recipient shall, upon written request and as directed by Discloser, promptly return or destroy all documents and materials containing Confidential Information in its possession or under its control, including all copies, notes and extracts thereof, and confirm in writing such destruction or return. Notwithstanding the foregoing, Recipient may maintain a copy of the Confidential Information as required for legal or regulatory purposes or as part of its standard archival or computer back-up systems, provided that such Confidential Information shall continue to be subject to the terms of this Agreement.
7.
Term. This Agreement shall commence on the Effective Date and end on the earlier of: (i) the execution of Definitive Documentation (as defined below) containing a confidentiality undertaking, (ii) termination by either Party upon thirty (30) days written notice, or (iii) the third (3) anniversary of the Effective Date unless terminated earlier or mutually extended by the Parties in writing. Notwithstanding the foregoing, Recipient’s obligations of confidentiality and non-use of Confidential Information shall survive termination or expiration of this Agreement for any reason.
8.
Disclaimer. DISCLOSER WARRANTS THAT IT HAS THE RIGHT TO DISCLOSE CONFIDENTIAL INFORMATION TO RECIPIENT UNDER THIS AGREEMENT. EXCEPT AS SET FORTH HEREIN, ALL CONFIDENTIAL INFORMATION IS PROVIDED ‘AS IS’ AND DISCLOSER DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.
No Obligation. Unless and until a definitive agreement in connection with the Purpose has been executed by the Parties (“Definitive Documentation”), neither Party nor any of its Representatives shall have any legal obligation to execute any transaction between the Parties, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement. The Parties are independent contractors, and nothing in this Agreement shall create any agency, partnership nor joint venture relationship between the Parties.
10.
No Announcement. Neither Party shall issue any announcement or public statement concerning the existence of this Agreement or that discussions or negotiations are taking place between the Parties without the prior written consent of the other Party, except as required by law.
11.
No Conflict of Interest. Nothing in this Agreement limits or prohibits either Party, without breach of this Agreement, from engaging with the other Party’s competitors. Neither Party may be presumed to have violated this Agreement solely because it uses, makes, has made, or offers products or services that compete with the other Party’s products or services.
12.
Injunctive Relief. Recipient acknowledges and agrees that any breach or threatened breach of this Agreement may cause irreparable harm to Discloser for which there may not be adequate remedy at law. Discloser shall be entitled to seek equitable relief, in addition to any other remedies available to it at law, without the need to prove irreparable harm or post a bond or other security. Discloser may seek injunctive relief or specific performance in any court of competent jurisdiction worldwide.
13.
Governing Law and Jurisdiction. The JFrog entity entering into this Agreement; the law governing this Agreement which applies in the event of a dispute arising out of or in connection with this Agreement; and the courts that have exclusive jurisdiction over any such dispute depend on where the Counterparty is domiciled in accordance with the following table:

	If Counterparty is domiciled in	Governing law, excluding any conflict of laws principles or rules and without regard to the United Nations Convention on Contracts for the International Sale of Goods	Courts with exclusive and sole jurisdiction (including non-contractual)	JFrog entity entering into this Agreement
I	The USA; a country in North America, Central America, South America or the Caribbean	State of California, USA	The competent state or federal courts located in San Francisco, California	JFrog, Inc. 270 E Caribbean Dr., Sunnyvale, CA 94089

II	Israel or a geographic region that does not fall into one of the designations described in this table, then Counterparty will fall into this category	Israel	Tel Aviv, Israel	JFrog Ltd 3 HaMachshev St., Netanya, Israel

14.
Export Compliance. The Parties acknowledge that Confidential Information provided under this Agreement may be subject to the export laws and regulations of the United States and/or other countries. Recipient agrees to comply with all applicable export laws and regulations of the United States and any other applicable foreign export laws in connection with the Purpose.
15.
Personal Data. Recipient agrees that any personal data received in connection with the Purpose shall be processed in accordance with applicable data protection and privacy laws and regulations.
16.
Miscellaneous. This Agreement constitutes the complete, final and exclusive statement of the terms of the agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, representations or understandings. No modification or recission of this Agreement shall be binding unless executed in writing by the Party to be bound. Neither Party may assign this Agreement without the prior written consent of the other Party, except that each Party may assign this Agreement to its Affiliate or in connection with a merger, acquisition, sale of all or substantially all of its assets, or any similar transaction of such Party. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their permitted successors and assigns. If any provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part thereof shall be deemed deleted. Any such modification or deletion shall not affect the validity or enforceability of the rest of this Agreement. No failure of either Party to enforce any rights under this Agreement shall act as a waiver of such rights. Except as expressly provided in this Agreement, this Agreement shall not confer a benefit on, or be enforceable by, any person who is not a party to this Agreement. Any notice required or permitted by this Agreement will be in writing and effective upon receipt, when sent by certified mail or recognized overnight delivery service, to the address of the Party specified above.
17.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be an original. All counterparts of this Agreement together shall constitute one binding Agreement. This Agreement may be executed electronically.

IN WITNESS WHEREOF the Parties hereto caused this Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

JFROG LTD. By: Name: Title: Date:	EXECUTIVE Jacob Shulman Date:

EXHIBIT C

GENERAL RELEASE AND WAIVER OF CLAIMS

For good and valuable consideration, as specifically set out in the Consulting Services Agreement, Jacob Shulman (“Executive”) for himself, and for his heirs, executors, estates, agents, representatives, attorneys, insurers, successors and assigns (collectively, the “Releasors”), hereby voluntarily releases and forever discharges JFrog Ltd., a Delaware limited liability company (“Company”), a Delaware corporation, and each of their subsidiaries (direct and indirect), affiliates, related companies, divisions, and predecessor and successor companies, and each of its and their present, former and future shareholders, officers, directors, managers, employees, agents, representatives, attorneys, insurers and assigns (collectively, the “Releasees”) from all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, damages, judgments, demands and claims which you ever had, or now have, for, upon or by reason of any matter or cause whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including but not limited to claims arising out of or in any way related to any claims arising or relating to Executive’s employment by the Company, the termination thereof, any contract of employment, or any related matters including but not limited to claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act (“ERISA”) of 1974, any whistleblower claims under state or federal law and any other claims under federal or state common law or any other applicable federal, state or local law, statute, regulation or ordinance, including any claims under the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act. Notwithstanding anything herein to the contrary, the general release of claims in this section does not extend to claims by Employee for: (1) unemployment compensation benefits; (2) claims for indemnification pursuant to any applicable Director and Officer insurance policies held by the Company and CA Labor Code §2802; (3) claims related to the enforcement of this Agreement; or (4) any other rights or benefits that cannot by law be released by private agreement or, as a matter of law, may not be waived, including but not limited to, unwaivable rights Employee might have under federal and/or state law.

Nothing in the General Release and Waiver of Claims (“Release”) shall preclude Executive from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or equivalent state agency or participating in or cooperating with an investigation by the EEOC or equivalent state agency, but Executive agrees that he will not be entitled to any monetary or other relief from the EEOC, state agency or from any Court as a result of litigation brought on the basis of or in connection with such charge, investigation or proceeding.

Further, nothing in this Release prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures.

By signing below, Executive represents that:

(a)
The Company has advised Executive to consult with an attorney of his choosing concerning the rights waived in this Release;
(b)
Executive has carefully read this document and that Executive is fully aware of the Release’s contents and legal effect, including the waiver of any legal claims under the Age Discrimination in Employment Act;
(c)
Executive is voluntarily signing the Release;
(d)
Executive understands that he is receiving benefits that Executive would not otherwise be entitled to if he did not sign the Release;
(e)
Executive acknowledges that the Company has provided him information in accordance with the Older Workers Benefit Protection Act and that he has carefully considered that information; and
(f)
Executive has been given twenty-one (21) days in which to consider this Release. Even after executing this Release, Executive has seven (7) days after signing to revoke it. The Release will not be effective or enforceable until this seven-day period has expired (the date on which such seven-day period expires is the Effective Date). If Executive chooses to revoke this Release, he must contact the Company’s Chief Legal Officer, Shanti Ariker, in writing at shantia@jfrog.com within the seven-day revocation period to advise her of his decision to revoke the Release.

If the terms of this Release are acceptable, please sign and return it either electronically via DocuSign or hard copy to the Company’s Chief Legal Officer, Shanti Ariker, JFrog Ltd., 270 E. Caribbean Dr., Sunnyvale, CA 94089 after the Executive’s Termination Date, but no later than January 8, 2024. Executive may not sign this Release prior to his Termination Date.

EXECUTIVE

Jacob Shulman

Date: